                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.0)*

                         FIRST BANCORP OF INDIANA, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  31867T-10-3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 12, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [x]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 31867T-10-3                 13G                     PAGE 2 OF 12 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        The Roosevelt Group, L.L.C.
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [x]

        The Reporting Person disclaims membership in a group but makes this filing because of its relationship with the other Reporting Persons
--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Missouri limited liability company
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       42,600
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power


     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        42,600
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        42,600
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [x] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        2.0%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

CUSIP NO. 31867T-10-3                 13G                     PAGE 3 OF 12 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Bradshaw Capital Management, L.L.C.
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [x]

        The Reporting Person disclaims membership in a group but makes this filing because of its relationship with the other Reporting Persons
--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization


--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       42,600
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power


     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        42,600
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        42,600
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [x] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        2.0%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

CUSIP NO. 31867T-10-3                 13G                     PAGE 4 OF 12 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Ronald W. Kirby and Theresa C. Kirby, Trustees of the Kirby Family Trust
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [x]

        The Reporting Person disclaims membership in a group but makes this filing because of its relationship with the other Reporting Persons
--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Revocable trust created under the laws of North Carolina Trustees/ Grantors are United States citizens
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares               50,000
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power


     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                50,000
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        50,000
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [x] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        2.3%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        OO
--------------------------------------------------------------------------------

CUSIP NO. 31867T-10-3                 13G                     PAGE 5 OF 12 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Pulaski Financial Corp.
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [x]

        The Reporting Person disclaims membership in a group but makes this filing because of its relationship with the other Reporting Persons
--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Delaware Corporation
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       98,100
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power


     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        98,100
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        98,100
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [x] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        4.6%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------

CUSIP No.   31867T-10-3              13G                      Page 6 of 12 Pages
          --------------



ITEM 1.           SECURITY AND ISSUER

         a)       First Bancorp of Indiana, Inc. (the "Issuer")

         b)       The address of the Issuer's principal executive offices is:

                  c/o First Federal Savings Bank, 2200 West Franklin Street, Evansville, IN 47719

ITEM 2.           IDENTITY AND BACKGROUND

         REGARDING REPORTING PERSON THE ROOSEVELT GROUP, L.L.C.

         a)       The Roosevelt Group, L.L.C. ("Roosevelt")

         b)       400 North Fifth Street, Suite 200, St. Charles, Missouri 63301

         c)       Organized under the laws of the State of Missouri

         d)       First Bancorp of Indiana, Inc. Common Stock

         e)       CUSIP Number   31867T-10-3

         REGARDING REPORTING PERSON BRADSHAW CAPITAL MANAGEMENT, L.L.C.

         a)       Bradshaw Capital Management, L.L.C. ("Bradshaw")

         b)       P.O. Box 1972, Village of Pinehurst, North Carolina 28370

         c)       Organized under the laws of the State of North Carolina.

         d)       First Bancorp of Indiana, Inc. Common Stock

         e)       CUSIP No.   31867T-10-3

CUSIP No.   31867T-10-3              13G                      Page 7 of 12 Pages
          --------------



         REGARDING REPORTING PERSON RONALD W. KIRBY AND THERESA C. KIRBY, TRUSTEES OF THE KIRBY FAMILY TRUST

         a) Ronald W. Kirby and Theresa C. Kirby, Trustees of the Kirby Family Trust ("Kirby")

         b)       P.O. Box 5508, Pinehurst, NC 28374

         c)       North Carolina

         d)       First Bancorp of Indiana, Inc. Common Stock

         e)       CUSIP Number   31867T-10-3

         REGARDING REPORTING PULASKI FINANCIAL CORP. ("PFC")

         a)       Pulaski Financial Corp.

         b)       12300 Olive Blvd., St. Louis, MO 63141

         c)       Organized under the laws of the State of Delaware

         d)       First Bancorp of Indiana, Inc. Common Stock

         e)       CUSIP Number 31867T-10-3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         a)       [ ]      Broker or dealer registered under section 15 of the
                           Exchange Act.

         b)       [ ]      Bank as defined in section 3(a)(6) of the Exchange
                           Act.

         c)       [ ]      Insurance company as defined in section 3(a)(19) of
                           the Exchange Act.

CUSIP No.   31867T-10-3              13G                      Page 8 of 12 Pages
          --------------



         d)       [ ]      Investment company registered under section 8 of the
                           Investment Company Act;

         e)       [ ]      An investment advisor in accordance with
                           Rule 13d-1(b)(1)(ii)(E);

         f)       [ ]      An employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

         g)       [ ]      A parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G);

         h)       [ ]      A savings associations as defined in Section 3(b) of
                           the Federal Deposit Insurance Act;

         i)       [ ]      A church plan that is excluded from the definition of
                           an investment company under section 3(c)(14) of the Investment Company Act;

         j)       [ ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.           OWNERSHIP.

                  AS TO REPORTING PERSON ROOSEVELT

                  a)       Amount beneficially owned: 42,600

                  b)       Percent of class: 20%

                  c)       Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote:
                                    42,600

                           (ii)     Shared power to vote or to direct the vote:
                                    -0-

                           (iii)    Sole Power to dispose or direct the
                                    disposition of:  42,600

                           (iv) Shared power to dispose or to direct the disposition: -0-

CUSIP No.   31867T-10-3              13G                      Page 9 of 12 Pages
          --------------



                  AS TO REPORTING PERSON BRADSHAW

                  a)       Amount beneficially owned: 42,600

                  b)       Percent of class: 2.0%

                  c)       Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote:
                                    42,600

                           (ii)     Shared power to vote or to direct the vote:
                                    -0-

                           (iii)   Sole Power to dispose or direct the
                                   disposition of:  42,600

                           (iv) Shared power to dispose or to direct the disposition: -0-

                  AS TO REPORTING PERSON KIRBY

                  a)       Amount beneficially owned:  50,000

                  b)       Percent of class:  2.3%

                  c)       Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote:
                                    50,000

                           (ii)     Shared power to vote or to direct the vote:
                                    -0-

                           (iii)    Sole Power to dispose or direct the
                                    disposition of:  50,000

                           (iv) Shared power to dispose or to direct the disposition: -0-

CUSIP No.   31867T-10-3              13G                     Page 10 of 12 Pages
          --------------



         AS TO REPORTING PERSON PULASKI FINANCIAL CORP.

                  a)       Amount beneficially owned: 98,100

                  b)       Percent of class: 4.6%

                  c)       Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote:
                                    98,100

                           (ii)     Shared power to vote or to direct the vote:
                                    -0-

                           (iii)    Sole Power to dispose or direct the
                                    disposition of:  98,100

                           (iv) Shared power to dispose or to direct the disposition: -0-

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  N/A.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY.

                  N/A.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  See attached Exhibit 2

ITEM 9.           NOTICE OF DISSOLUTION OF THE GROUP.

                  N/A.

CUSIP No.   31867T-10-3              13G                     Page 11 of 12 Pages
          --------------



ITEM 10.          CERTIFICATION.

                  By signing below, I certify that, to the best of my knowledge and belief the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                               SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                                         Date: December 14, 2000

                                         THE ROOSEVELT GROUP, L.L.C.

                                     By: /s/ Stanley J. Bradshaw
                                         ---------------------------------------
                                         Signature

                                         Stanley J. Bradshaw, Chairman
                                         ---------------------------------------
                                         Name/Title



                                         Date: December 14, 2000

                                         BRADSHAW CAPITAL MANAGEMENT,
                                         L.L.C.

                                     By: /s/ Stanley J. Bradshaw, President
                                         ---------------------------------------
                                         Signature

                                         Stanley J. Bradshaw, President
                                         ---------------------------------------
                                         Name/Title

CUSIP No.   31867T-10-3              13G                     Page 12 of 12 Pages
          --------------


                                         Date: December 14, 2000

                                         PULASKI FINANCIAL CORP.

                                     By:  /s/ William A. Dorius
                                         ---------------------------------------
                                         Signature

                                         William A. Dorius, President
                                         ---------------------------------------
                                         Name/Title


                                         Date:  December 14, 2000

                                          /s/ Ronald W. Kirby
                                         ---------------------------------------
                                         Ronald W. Kirby, Trustee of the
                                         Kirby Family Trust


                                         Date:  December 14, 2000

                                          /s/ Theresa C. Kirby
                                         ---------------------------------------
                                         Theresa C. Kirby, Trustee of the
                                         Kirby Family Trust